Exhibit 99.1

W. Roy Dunbar to Leave MasterCard

Purchase, NY, January 17, 2008 – W. Roy Dunbar, 46, President—Global Technology and Operations since 2004, will leave MasterCard Worldwide to become Chief Executive Officer of a company outside the payments industry. Details of his position will be announced shortly by his new company.

Mr. Dunbar’s active employment concludes on January 31; his resignation from the company is effective on March 15. Rob Reeg, 51, Chief Technology Officer for MasterCard Worldwide, will head the unit on an interim basis.

Robert W. Selander, MasterCard President and CEO, noted that “Roy has made significant contributions to the company’s strategic processing platform and seamless global network, which are competitive assets in the marketplace. I understand that Roy wants to take on an opportunity as CEO in a new arena, and I wish him well in his journey.”

About MasterCard Incorporated

MasterCard Incorporated advances global commerce by providing a critical economic link among financial institutions, businesses, cardholders and merchants worldwide. As a franchisor, processor and advisor, MasterCard develops and markets payment solutions, processes over 16 billion transactions each year, and provides industry-leading analysis and consulting services to financial institution customers and merchants. Through its family of brands, including MasterCard®, Maestro® and Cirrus®, MasterCard serves consumers and businesses in more than 210 countries and territories. For more information go to www.mastercard.com.

Contacts:

Media Relations: Harvey Greisman, harvey_greisman@mastercard.com, 914-249-5536

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565